EXHIBIT 99.1
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     Joanne Taylor                                     Adam Mersky
     Extended Systems                                  Voce Communications
     (208) 322-7575, ext. 6015                         (617) 421-9628
     joannet@extendsys.com                             amersky@vocepr.com


              EXTENDED SYSTEMS APPOINTS NEW CHIEF FINANCIAL OFFICER

BOISE, IDAHO - (Nov. 11, 2003) - Extended Systems (NASDAQ: XTND), a leading provider of mobile application solutions for the enterprise, has appointed Valerie Heusinkveld to the position of Vice President-Finance and Chief Financial Officer, effective Monday, November 17, 2003. She succeeds Karla Rosa, who has resigned from the company to pursue other opportunities.

"Valerie's broad involvement in virtually all areas of Finance, as well as her considerable experience with both acquisitions and providing the infrastructure to expand international sales operations, make her an important addition to our executive management team," said Charles Jepson, who was appointed Chief Executive Officer and President of Extended Systems in August.

Heusinkveld has more than two decades of executive financial experience with both public and private companies. She began her career in 1981 in the Boise office of a Big Eight accounting firm, where she managed large company audits, conducted acquisition- related due diligence and participated on IPO teams. In 1989 she joined TJ International, Inc., an S&P 600 company, where she was part of the senior management team during the company's period of rapid growth and its subsequent acquisition by Weyerhaeuser in 2000. As Chief Financial Officer from 1992 to 2000, she was instrumental in TJ's 1993 secondary equity offering, its acquisition, integration and divestiture of several companies, as well as in planning and implementing its successful growth strategies, including its international expansion to Europe and the Pacific Rim. She also directed its active investor relations program.

Following the TJ sale, Heusinkveld served as CFO for In-System Design, Inc., a Boise fabless semiconductor company with worldwide annual revenues of $40 million before it was acquired by Cypress Semiconductor in late 2001. Since then, she has been working with early stage companies in need of hands-on management and seed capital.

"Since August, we have expanded and strengthened our board of directors with the addition of five independent directors bringing a broad range of senior-level experience with both public and private companies. Last month we appointed a new Vice President of North American Sales and continue to add strong new members to the company's management to capture the market opportunities in the mobile computing space," Jepson said.

Rosa, who has been with the company since December 1991, was instrumental in taking Extended Systems public in 1998, in transitioning the company to a leading mobile middleware player and in the acquisition, integration and divestiture of several businesses. She managed the company's cash resources through a period of intense investment in the development of its mobile infrastructure products and guided the company back to profitability in the fourth quarter of fiscal 2003. Most recently she directed the completion of two real estate transactions that added $6.1 million in cash to the company's balance sheet. Rosa has agreed to continue to serve the company in an advisory capacity through December 31, 2003.

"On behalf of our stockholders and employees, I want to thank Karla Rosa for the important role she has played in helping management strengthen both our financial performance and balance sheet," Jepson added. "Karla has made tremendous contributions to Extended Systems and she will be greatly missed."

ABOUT EXTENDED SYSTEMS
Extended Systems provides the expertise, strategy and solutions to help enterprise organizations streamline their business processes through mobile technology. The company's OneBridge mobile solutions suite enables companies to mobilize critical enterprise applications such as e-mail, field service, sales force automation (SFA), enterprise resource planning (ERP), and customer relationship management (CRM). Extended Systems has more than 3,000 enterprise customers worldwide and key alliance relationships with Ericsson, HP, Handspring, IBM, Microsoft, Motorola, Nokia, Palm, RIM, Sharp, Siemens, Symbian and Toshiba.

Founded in 1984, Extended Systems has offices and subsidiaries in the United States and worldwide. For more information, call 1-800-235-7576 or visit the company Web site.